Indicative Discussion sheet

BARCLAYS BANK PLC

100% Principal Protected Notes Due June 5, 2008

Linked to Emerging Market Currencies

“Best Of” Payout

The Notes are variable rate securities issued by Barclays Bank PLC (“Barclays”), the payment of interest of which will depend upon the appreciation (if any) of the best-performing of a prescribed list of emerging market currencies. The Notes may not accrue any interest.

As indicated, certain terms bear the meanings given to them in the 1998 FX and Currency Option Definitions and Annex A thereto dated September 25, 2000, as amended (the “FX Definitions”), as published by the International Swaps and Derivatives Association, Inc., the Emerging Market Traders Association (“EMTA”) and the Foreign Exchange Committee.

1. General Terms:

Issuer:	Barclays Bank PLC.

Issuer’s Current Rating:	Aa1 (Moody’s) / AA (Standard & Poor’s) / AA+ (Fitch).

Issue Size:	USD 2,000,000

Denominations:	$1,000

Trade Date:	May 15, 2006

Issue Date:	May 22, 2006

Final Valuation Date:	May 22, 2008

Maturity Date:	June 5, 2008

Participation:	100%

Principal Protection:	100%

Re-Offer Price:	98%

2. Payment:

Payment Date:	Maturity Date.

Payment Amount:	An amount in USD determined by the Calculation Agent on the Final Valuation Date equal to: Principal Amount + Principal Amount x Participation x Max (0, BPEnd / BPBeg - 1)

BPBeg:

The spot currency exchange rate as of the Trade Date for the Best Performing Currency, which spot currency exchange rate is, in respect of:

(1) the Brazilian Real (“BRL”), 0.461681;

(2) the Russian Ruble (“RUB”), 0.037037; and

(3) the Indian Rupee (“INR”), 0.022075

BPEnd:	For each of BRL, RUB and INR (each an “Index Currency”), the quotient of: (1) 1; divided by (2) Spot Rate. (rounded to the nearest 6 decimal points)

Spot Rate:

In respect of an Index Currency, the number of currency units of such Index Currency per USD as determined by the Calculation Agent in accordance with the following:

(1)     where the Index Currency is BRL, the offer side of BRL/USD offered rate for USD, expressed as the amount of BRL per one USD, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consultas de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or “Rates for Accounting Purposes”) by approximately 6:00 PM, São Paulo time, which appears on the Reuters Screen BRFR Page at approximately 8:30 PM, São Paulo time, on the relevant date; on the Final Valuation Date;

(2)     where the Index Currency is RUB, the RUB/USD exchange rate, expressed as the amount of RUB per one USD, for settlement in one Business Day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the Final Valuation Date; and

(3)     where the Index Currency is INR, the INR/USD exchange rate, expressed the amount of INR per one USD, for settlement in two Business Days, reported by the Reserve Bank of India which appears on the Reuters Screen RBIB Page at approximately 2:30 p.m., Mumbai time, or as soon thereafter as practicable, on the Final Valuation Date.

In the event that any information required for the determination of a Spot Rate in accordance with the provisions above is unavailable, such Spot Rate shall be determined by the Calculation Agent in its absolute discretion based upon such information and methodology that the Calculation Agent deems appropriate.

Best Performing Currency:	The Index Currency for which the BPEnd in respect thereof evidences the greatest percentage increase from the corresponding BPBeg in respect thereof as determined by the Calculation Agent on the Final Valuation Date.

3. Other terms:

Calculation Agent:

Barclays Bank PLC.

Calculations or determinations required to be made by the Calculation Agent in respect of this transaction shall be calculated or determined by the Calculation Agent in its sole discretion, effective as of such determination, and shall be conclusive absent manifest error and binding on the Issuer and the Noteholders.

Business Days:	New York, Sao Paulo, Moscow, and Mumbai

Business Day Convention:	Modified Following.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

CUSIP:	06739FCG4

Governing Law:	New York

THE NOTES REPRESENT SENIOR UNSECURED DEBT SECURITIES ISSUED BY THE ISSUER. THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER US FEDERAL OR STATE GOVERNMENT AGENCY

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.

4